Exhibit 12

CONSOLIDATED EARNINGS RATIOS

The following table sets forth, for the years and periods indicated, the Company’s ratios of:

•	Consolidated earnings to fixed charges.
•	Consolidated earnings to fixed charges before interest credited on investment products.

	Year Ended December 31
	2005	2004	2003	2002	2001	2000

Ratio of Consolidated Earnings to Fixed Charges(1)	1.5	1.6	1.5	1.3	1.2	1.2
Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products(2)	38.5	46.4	83.4	49.1	47.2	28.3

(1) Protective Life calculates the ratio of “Consolidated Earnings to Fixed Charges” by dividing the sum of income from continuing operations before income tax (BT), interest expense (which includes an estimate of the interest component of operating lease expense) (I) and interest credited on investment products (IP) by the sum of interest expense (I) and interest credited on investment products (IP). The formula for this ratio is: (BT+I+IP)/(I+IP). Protective Life continues to sell investment products that credit interest to the contractholder. Investment products include products such as guaranteed investment contracts, annuities, and variable universal life insurance policies. The inclusion of interest credited on investment products results in a negative impact on the ratio of earnings to fixed charges because the effect of increases in interest credited to contractholders more than offsets the effect of the increases in earnings.

(2) Protective Life calculates the ratio of “Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products” by dividing the sum of income from continuing operations before income tax (BT) and interest expense (I) by interest expense (I). The formula for this calculation, therefore, would be: (BT+I)/I.

COMPUTATION OF CONSOLIDATED EARNINGS RATIOS

	Year Ended December 31,
	2005	2004	2003	2002	2001	2000

Computation of Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products

Income from Continuing Operations before Income Tax	$361,215	$371,163	$349,972	$241,623	$213,958	$174,622

Add Interest Expense	9,632	8,167	4,249	5,019	4,633	6,400
Earnings before Interest and Taxes	$370,847	$379,330	$354,221	$246,642	$218,591	$181,022

Earnings before Interest and Taxes Divided by Interest Expense	38.5	46.4	83.4	49.1	47.2	28.3

Computation of Ratio of Consolidated Earnings to Fixed Charges

Income from Continuing Operations before Income Tax	$361,215	$371,163	$349,972	$241,623	$213,958	$174,622

Add Interest Expense	9,632	8,167	4,249	5,019	4,633	6,400

Add Interest Credited on Investment Products	726,301	649,216	647,695	900,930	944,098	766,004

Earnings before Interest, Interest Credited on Investment Products and Taxes	$1,097,148	$1,028,546	$1,001,916	$1,147,572	$1,162,689	$947,026

Earnings before Interest, Interest Credited on Investment Products and Taxes Divided by Interest Expense and Interest Credited on Investment Products	1.5	1.6	1.5	1.3	1.2	1.2